Exhibit 99.1

For Immediate Release	Symbol: POT
April 23, 2009
Listed: TSX, NYSE
PotashCorp Reports First-Quarter Earnings of $1.02 Per Share
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today announced first-quarter earnings of $1.02 per share1, or $308.3 million, our second-highest first quarter ever. This result compares to $1.74 per share, or $566.0 million, earned in last year’s record first quarter. It was achieved largely on the strength of potash pricing, as sales volumes declined for all three nutrients and prices for nitrogen products and solid phosphate fertilizer weakened substantially. Tax adjustments, of which approximately $95.0 million was included in our initial guidance, added $166.8 million ($0.55 per share) to first-quarter earnings.
First-quarter gross margin of $229.6 million compared to $856.0 million in the same period last year, with almost three-quarters of the current total generated by potash. Cash flow prior to working capital changes2 of $182.9 million and earnings before interest, taxes, depreciation and amortization2 (EBITDA) of $292.4 million were 71 percent and 65 percent, respectively, below first-quarter 2008 levels. Contributions from our offshore investments in Arab Potash Company Ltd. (APC) in Jordan and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile grew to $37.9 million from $23.4 million in the same quarter last year. The market value of our investments in these publicly traded companies, along with our positions in Israel Chemicals Ltd. (ICL) in Israel and Sinofert Holdings Limited (Sinofert) in China, as of market close on April 22, 2009, was $5.8 billion, equating to approximately $19 per PotashCorp share.
“The first quarter demonstrated the benefits of our potash strategy of matching supply to market demand, as well as our ability to remain profitable even during periods of demand deferral,” said PotashCorp President and Chief Executive Officer Bill Doyle. “While buyers have delayed purchases since the fourth quarter of 2008, the need for potash and other fertilizers cannot be denied. The fundamentals of our business remain extremely favorable, with historically low global grain stocks, supportive crop prices, depleting customer potash inventories and expectations of tight potash supply/demand dynamics for at least the next five years.”
Market Conditions
As the global economic uncertainty that began in the second half of 2008 continued into 2009, most customers for the three primary nutrients appeared to exercise financial caution and drew down inventories while waiting for market stability. Farmers in the Northern Hemisphere are expected to reduce fertilizer application rates, replicating what occurred in the Southern Hemisphere in the fourth quarter of 2008. This deferred purchasing took hold despite favorable farmer economics associated with strengthening prices for most major crops.
Potash movement was extremely slow in the first quarter as all major offshore markets destocked inventories and many buyers waited for the outcomes of contract negotiations with China and India. By the end of the quarter, Brazil and Southeast Asian customers had worked through significant portions of their inventories and gradually began placing new orders at spot market prices of approximately $750 per tonne, comparable to spot prices before the financial downturn.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

In North America, potash fertilizer sales ground to a virtual halt as farmers seemed to expect a price decline similar to those in nitrogen and phosphate fertilizers, despite very different underlying fundamentals. North American potash shipments for the first nine months of the current fertilizer year (July 2008 to March 2009) continued at a pace well below normal, 44 percent less than the previous five-year average. First-quarter volumes were further impacted by uncertainty about planting decisions, and weather delays. As a result, dealers continued to manage purchases carefully, buying only as much as needed so they could end the spring season with limited inventories.
In phosphate, despite significantly lower prices for solid fertilizer, US producer DAP/MAP shipments continued to be well below normal on a fertilizer year basis, down 34 percent from the previous five-year average. Offshore, India was a major buyer of phosphate rock, phosphoric acid and DAP. In nitrogen, the fact that this nutrient needs to be replenished every year in the soil helped urea volumes from US producers move in the quarter. However, imports into the US and global trade were considerably lower. Demand for liquid phosphate fertilizers and nitrogen solutions was weak. Industrial nitrogen and phosphate demand continued to be constrained due to poor global economic conditions.
Potash
A sharp decline in sales volumes significantly impacted first-quarter potash gross margin, which fell to $166.6 million from $514.6 million in the same quarter of 2008. Sales volumes to North American customers declined 86 percent, while offshore volumes fell 78 percent. Only 0.5 million tonnes were sold in the quarter, compared to 2.5 million tonnes in first-quarter 2008.
Average realized potash prices in first-quarter 2009 were almost $250 per tonne higher than in the same quarter last year because of price increases during 2008. First-quarter 2009 realized prices were below those of the trailing quarter, as much of the business in the quarter was weighted towards lower-netback contract volumes to China (fulfilling remaining 2008 contract requirements in January 2009) and India (completing a contract that expired March 31, 2009). Additionally, lack of activity in the domestic fertilizer market caused price-lagging industrial volumes to represent a higher proportion of total shipments. At nearly 20 percent of all potash sold in the quarter, these sales volumes were almost quadruple their normal share of our product mix. Realized prices were also negatively impacted by much higher per-tonne fixed costs as transportation and distribution system costs for Canpotex Limited, the offshore marketing company for Saskatchewan potash producers, were allocated across far fewer sales tonnes.
Consistent with our long-held practice of matching production to market demand, we took 39 mine shutdown weeks in the first quarter of 2009 — unlike last year, when our production could not keep up with demand. These curtailments reduced our total potash production to 1 million tonnes, a 59 percent quarter-over-quarter reduction. Fixed costs being absorbed by fewer tonnes drove our per-tonne cost of goods sold considerably higher than in the same quarter last year. Per-tonne Saskatchewan and New Brunswick royalties included in cost of goods sold, and based on potash price, also increased as a result of higher quarter-over-quarter prices.
Phosphate
Phosphate gross margin of $8.8 million in the first quarter was 94 percent lower than the $156.0 million generated in the same period last year as demand was weak. The value of our high-quality rock and ability to produce a diverse range of products was evident as our industrial segment reestablished its premium margin status, generating $35.1 million in quarterly gross margin, while liquid fertilizer generated $3.1 million. Feed phosphate generated no gross margin while solid fertilizers had negative gross margin of $30.5 million.

Our total phosphate sales volumes were 36 percent lower than in the first quarter of 2008, largely because of lower liquid fertilizer, feed and industrial volumes. Solid fertilizer volumes were flat quarter over quarter but prices dropped 48 percent. Liquid fertilizer volumes were down 63 percent quarter over quarter, with prices up 25 percent. Feed volumes were down 47 percent due to reduced demand from US livestock producers and substitution of cheaper phosphate feed sources, but prices were 35 percent higher quarter over quarter. Industrial sales volumes were down 40 percent due to the poor economic conditions, but prices rose 72 percent as some of these volumes are sold to customers pursuant to contracts that contain cost-plus or market index provisions that lag current market conditions. As a result, higher sulfur and other costs that we incurred in 2008 are now being recovered. Compared to fourth-quarter 2008, prices for solid fertilizer, liquid fertilizer and feed fell 67 percent, 55 percent and 36 percent, respectively, while industrial product prices rose 10 percent.
Phosphate cost of goods sold was adversely affected by production curtailments at White Springs and reduced operating rates at Aurora. Since phosphate production carries high fixed costs, these costs were distributed over fewer tonnes.
Nitrogen
First-quarter nitrogen gross margin of $54.2 million was 71 percent lower than the $185.4 million of first-quarter 2008. Our Trinidad operation, which benefits from long-term, lower-cost natural gas contracts indexed to Tampa ammonia prices, generated $22.1 million in first-quarter gross margin. Our US operations enjoyed lower gas costs in the first quarter and contributed $32.1 million in gross margin.
Nitrogen prices were down sharply from last year’s first quarter as the benchmark Tampa ammonia price started 2009 at levels not seen in many years, but began to recover as the quarter progressed. Realized ammonia prices were 63 percent ($318 per tonne) lower quarter over quarter. Prices for urea were down 31 percent ($137 per tonne) from the first quarter of 2008, while nitrogen solution prices declined 27 percent ($78 per tonne).
Although total nitrogen sales volumes were down 5 percent from last year’s first quarter, fertilizer volumes increased 32 percent due in large part to incremental export shipments. Industrial and feed volumes were down 23 percent, as our customers for these products continued to produce at operating rates well below normal. Ammonia sales volumes were flat versus the first quarter last year, while urea sales volumes were up 33 percent compared to first-quarter 2008. Nitrogen solutions sales volumes were down 29 percent compared to last year’s first quarter.
Our total average natural gas cost, including our hedge, was $3.68 per MMBtu, 45 percent lower than in the same quarter last year.
Financial
In the first quarter, offshore restructuring provided a non-cash future income tax recovery of $119.2 million. Additionally, we recorded a current income tax benefit of $47.6 million related to higher permanent deductions in the US from prior years, which will have a positive impact on cash.
Provincial mining and other taxes for this quarter were $66.4 million lower than the first quarter of 2008 due to significantly lower potash gross margin. Selling and administrative expenses and foreign exchange gains were relatively flat compared to 2008.

Due primarily to our potash capacity expansion projects in Saskatchewan and New Brunswick, capital expenditures on property, plant and equipment reached $366.1 million in the first quarter, up 86 percent from the same quarter last year. All these projects are continuing as scheduled.
Outlook
The weakening of nutrient markets around the world reflects a response to the global economic downturn and is not founded in fertilizer industry fundamentals or crop economics. This situation cannot continue indefinitely without potential consequences to the world’s food supply. Crop nutrition is a matter of science, and with world population rising by more than 75 million each year, logic dictates that more people will require increased food production. Moreover, people in developing nations with expanding economies want to improve the quality of their lives, beginning with their diet. This expectation cannot be met without increasing crop production to feed more people and animals. Soil is the primary asset of every farm — and protecting soil fertility by replenishing nutrients is essential for sustainability and improved yields. To ignore proper fertilization — even for a season — creates the potential for significant food production shortages and higher crop prices. This can be seen in the Southern Hemisphere, where farmers materially reduced fertilizer applications and, with less-than-ideal weather conditions in the most recent planting season, are now experiencing substantial declines in yield.
Governments around the world recognize the economic and social importance of this issue and, even in the midst of the current global economic crisis, are allocating significant resources to stimulate and support agricultural development. China’s State Council, for example, approved a program in early April to increase its domestic grain production capacity by 50 million tonnes by 2020, demonstrating its understanding of the importance and necessity of long-term growth in food production. The factors leading to what was described in early 2008 as a global food crisis have not gone away, they have only been overshadowed by the attention paid to current economic issues.
Fertilizer inventories exist at several key points in the supply chain, beginning with nutrients resident in the soil that feed the plants being grown. Those nutrients are harvested with every crop and consumed by animals or people. If they are not replaced in the soil, future crop production and the nutritional value of plants grown are compromised. After two consecutive record global harvests, nutrient removal from the world’s soils has been significant, creating a need to rebuild soil fertility, particularly with potash. Fertilizer inventories also exist in dealer warehouses or farm storage bins. In response to the economic conditions over the past nine months, many dealers and farmers continue destocking their inventories and deferring new purchases. As a result, potash inventories in the supply chain, beginning with the soil, are depleting and must be rebuilt. Slow demand is resulting in a rapidly growing gap between the higher levels of inventory held by potash producers and what the supply chain and soils require.
In North America and around the world, farmers and dealers appear to be waiting for potash prices to follow a downward trend similar to phosphate and nitrogen. We believe these expectations are misguided, as the fundamentals of potash globally are very different from the other nutrients. As demonstrated in 2007 and most of 2008, world potash demand has been exceeding supply. Despite the recent lull in demand, we believe the potash industry has changed from one that for decades had excess capacity to one that is expected to continue facing intermediate and long-term supply challenges. Potash supply is fundamentally tight and a surge in demand will necessitate increased capacity, which takes significant time and money to build. Although some customers perceive that a short-term price collapse may be beneficial, it could create significant future supply problems. If potash prices do not remain at levels supportive of capacity reinvestment, the necessary production may not be available when the world needs it, leading to the possibility of future prices considerably higher than those seen recently.

Beginning in 2005, and continuing today, PotashCorp has committed to addressing this long-term issue by investing CDN $7.0 billion to raise our productive capability to 18 million tonnes per year once fully ramped up by 2014. We expect to fill a significant amount of the world’s demand growth over this period.
With customers nearing the completion of massive destocking efforts in all major markets, we expect a more normal second half of 2009 followed by a rush to refill the pipeline and feed necessary consumption growth in 2010. For now, most buyers appear to be waiting for the settlement of China’s 2009 contract before engaging fully. Brazil, a major spot market, is beginning to rebuild potash supply before the important soybean planting season that begins in October. We expect shipments to Southeast Asia will ramp up in the second half of 2009 as prices for palm oil, a key and very profitable commodity produced in this region, have improved significantly. Contract agreements with China and India expired December 31, 2008 and March 31, 2009, respectively. We expect both countries to reach new agreements in the second quarter. We believe any prolonged delay in the final settlement of these contracts will only accelerate the restocking efforts required to rebuild inventories and soil nutrient levels in 2010.
In North America, where farmers’ financial position is strong, they are still weighing the risk of lower yields from reduced fertilizer application — especially of phosphate and potash — on profitability at a time of strong crop commodity prices. This situation has the potential to reduce nutrient applications for the 2008/09 fertilizer year by significantly more than the record 15 percent reduction in 1982/83, when plantings declined by 40 million acres. To put this reduction into context, it is now expected that US farmers will apply approximately the same amount of nutrients this fertilizer year as they did in 1983. However, the current plantings include 37 million more acres of corn and soybeans. This scenario is unprecedented in magnitude and unpredictable in consequences.
Given the lower sales volumes we anticipate through at least the first half of 2009, which led our company to announce potash production curtailments to date in 2009 of 3.5 million tonnes, we now estimate our full-year potash gross margin to be in the range of $2.5 billion-$3.0 billion and total shipments to be around 6 million tonnes. We will continue to follow our more than two-decades-old strategy of matching supply to market demand and adjust our production rates as required.
With slower demand in phosphate, our production at White Springs will continue to be curtailed through the first half of 2009. Although global phosphate rock prices appear to have stabilized at a level at least triple what they were just over two years ago, we believe profitability in our solid fertilizer business will be challenged in the near term by pressure from the restarting of previously curtailed production around the world. We expect to once again benefit from our flexible production capabilities at Aurora by focusing on higher-margin, non-fertilizer markets.
In nitrogen, we expect that global demand could weaken after the spring planting season in the Northern Hemisphere. Industrial demand is likely to stay depressed through the remainder of 2009. However, we expect that lower US natural gas prices relative to other major producing regions will limit imports from some offshore competitors, keeping the US market relatively balanced.
Capital expenditures, excluding capitalized interest, are forecast to approximate $1.8 billion in 2009, of which $250 million will relate to sustaining capital, with the majority of the spending directed to our previously announced potash capacity projects.

We now anticipate our 2009 annual effective tax rate to be in the range of 20-22 percent, with the remaining quarters at approximately 26-28 percent. The current/future split is expected to remain at 95/5 (excluding discrete items). Other income for the year is now forecast to exceed 2008 levels by approximately $110 million. This includes the effect of a $135.5 million negotiated cash settlement of our arbitration claim related to the recovery of unauthorized investments made in certain auction rate securities on our behalf, which will be recorded in the second quarter. Prior to the settlement, we had recognized in income a writedown of $115.3 million related to these securities.
Based on a $1.18 Canadian dollar, PotashCorp is expecting second-quarter net income per share to be in the range of $1.10-$1.50. For the full year, we now anticipate earnings to be in the range of $7.00-$8.00 per share based on a $1.10 Canadian dollar. In the current trading range of the Canadian dollar relative to the US dollar, each one-cent change in the Canadian dollar typically impacts our foreign exchange line by approximately $7 million, or $0.02 per share on an after-tax basis, which is primarily non-cash.
Conclusion
“Neither our customers nor our company can afford to be shortsighted when considering the need for more potash in the intermediate and long term,” said Doyle. “To ignore the realities of global population growth, economic expansion in developing nations and agricultural science is to put the world’s food supply at risk for years to come. Our company will continue to operate with a disciplined, long-term approach. The world will be depending on us and we will be ready — operating with the interests of all our stakeholders in mind.”
Notes
1.	All references to per-share amounts pertain to diluted net income per share.

2.	See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash and third largest in phosphate and nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.
This release contains forward-looking statements. These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the current global financial crisis and conditions and changes in credit markets; the results of negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2008 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this presentation and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information please contact:

Investors	Media
Denita Stann	Bill Johnson
Senior Director, Investor Relations	Director, Public Affairs
Phone: (847) 849-4277	Phone: (306) 933-8849
Fax: (847) 849-4691	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com
Web Site: www.potashcorp.com

PotashCorp will host a conference call on Thursday, April 23, 2009 at 1:00 p.m. Eastern Time.
To join the call, dial (412) 317-6040 at least 10 minutes prior to the start time.
No reservation ID is required.
Alternatively, visit www.potashcorp.com for a live webcast of the conference call.
Webcast participants can submit questions to management online from their audio player pop-up window.
This news release is also available at our website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	March 31,	December 31,
	2009	2008

Assets
Current assets
Cash and cash equivalents	$255.1	$276.8
Accounts receivable	1,052.5	1,189.9
Inventories	659.1	714.9
Prepaid expenses and other current assets	131.0	79.2
Current portion of derivative instrument assets	8.6	6.4

	2,106.3	2,267.2

Derivative instrument assets	6.7	11.5
Property, plant and equipment	5,137.5	4,812.2
Investments	2,889.2	2,750.7
Other assets	237.9	288.7
Intangible assets	21.0	21.5
Goodwill	97.0	97.0

	$10,495.6	$10,248.8

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt (Note 2)	$539.1	$1,324.1
Accounts payable and accrued charges	906.7	1,183.6
Current portion of derivative instrument liabilities	82.3	108.1

	1,528.1	2,615.8

Long-term debt (Note 2)	2,824.7	1,739.5
Derivative instrument liabilities	139.1	120.4
Future income tax liability	701.9	794.2
Accrued pension and other post-retirement benefits	258.0	253.4
Accrued environmental costs and asset retirement obligations	131.5	133.4
Other non-current liabilities and deferred credits	3.3	3.2

	5,586.6	5,659.9

Shareholders’ Equity
Share capital	1,405.0	1,402.5
Unlimited authorization of common shares without par value; issued and outstanding 295,292,397 and 295,200,987 at March 31, 2009 and December 31, 2008, respectively
Contributed surplus	128.1	126.2
Accumulated other comprehensive income	694.9	657.9
Retained earnings	2,681.0	2,402.3

	4,909.0	4,588.9

	$10,495.6	$10,248.8

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended
	March 31
	2009	2008

Sales (Note 5)	$922.5	$1,890.6
Less: Freight	37.6	102.4
Transportation and distribution	27.0	32.3
Cost of goods sold	628.3	899.9

Gross Margin	229.6	856.0

Selling and administrative	43.4	47.2
Provincial mining and other taxes	33.0	99.4
Foreign exchange gain	(30.2)	(27.7)
Other income (Note 7)	(35.0)	(11.9)

	11.2	107.0

Operating Income	218.4	749.0
Interest Expense	23.2	11.2

Income Before Income Taxes	195.2	737.8
Income Taxes (Note 3)	(113.1)	171.8

Net Income	308.3	566.0
Retained Earnings, Beginning of Period	2,402.3	2,279.6
Repurchase of Common Shares	—	(500.6)
Dividends	(29.6)	(32.0)

Retained Earnings, End of Period	$2,681.0	$2,313.0

Net Income Per Share (Note 4)
Basic	$1.04	$1.79
Diluted	$1.02	$1.74

Dividends Per Share	$0.10	$0.10

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended
	March 31
	2009	2008

Operating Activities
Net income	$308.3	$566.0

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	74.0	79.9
Stock-based compensation	2.5	2.8
Loss on disposal of property, plant and equipment	0.5	0.1
Provision for auction rate securities	—	43.1
Foreign exchange on future income tax	(13.8)	(4.7)
Recovery of future income tax	(116.5)	(20.6)
Undistributed earnings of equity investees	(37.9)	(23.4)
Derivatives	(45.3)	(17.1)
Other long-term liabilities	11.1	(0.6)

Subtotal of adjustments	(125.4)	59.5

Changes in non-cash operating working capital
Accounts receivable	137.4	(211.4)
Inventories	60.6	(123.1)
Prepaid expenses and other current assets	(26.8)	(24.2)
Accounts payable and accrued charges	(255.4)	175.5

Subtotal of changes in non-cash operating working capital	(84.2)	(183.2)

Cash provided by operating activities	98.7	442.3

Investing Activities
Additions to property, plant and equipment	(366.1)	(196.5)
Purchase of long-term investments	—	(174.5)
Proceeds from disposal of property, plant and equipment	0.3	0.3
Other assets and intangible assets	(11.2)	(4.0)

Cash used in investing activities	(377.0)	(374.7)

Cash before financing activities	(278.3)	67.6

Financing Activities
Proceeds from long-term debt obligations	760.0	—
Repayment of long-term debt obligations	(675.0)	—
Financing costs on long-term debt obligations	(15.4)	—
Proceeds from short-term debt obligations	215.1	13.5
Dividends	(29.7)	(31.8)
Repurchase of common shares	—	(420.5)
Issuance of common shares	1.6	16.3

Cash provided by (used in) financing activities	256.6	(422.5)

Decrease in Cash and Cash Equivalents	(21.7)	(354.9)
Cash and Cash Equivalents, Beginning of Period	276.8	719.5

Cash and Cash Equivalents, End of Period	$255.1	$364.6

Cash and cash equivalents comprised of:
Cash	$42.7	$71.5
Short-term investments	212.4	293.1

	$255.1	$364.6

Supplemental cash flow disclosure
Interest paid	$15.5	$14.3
Income taxes paid	$147.2	$158.5

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Comprehensive Income
(in millions of US dollars)
(unaudited)

	Three Months Ended
	March 31, 2009
	Before		Net of
	Income	Income	Income
	Taxes	Taxes	Taxes

Net income	$195.2	$(113.1)	$308.3

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities (1)	100.5	26.8	73.7
Net losses on derivatives designated as cash flow hedges (2)	(72.7)	(27.5)	(45.2)
Reclassification to income of net losses on cash flow hedges (2)	13.9	5.3	8.6
Unrealized foreign exchange losses on translation of self-sustaining foreign operations	(0.1)	—	(0.1)

Other comprehensive income	41.6	4.6	37.0

Comprehensive income	$236.8	$(108.5)	$345.3

	Three Months Ended
	March 31, 2008
	Before		Net of
	Income	Income	Income
	Taxes	Taxes	Taxes

Net income	$737.8	$171.8	$566.0

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities (1)	179.4	30.4	149.0
Net gains on derivatives designated as cash flow hedges (2)	63.0	18.9	44.1
Reclassification to income of net gains on cash flow hedges (2)	(8.2)	(2.5)	(5.7)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	1.6	—	1.6

Other comprehensive income	235.8	46.8	189.0

Comprehensive income	$973.6	$218.6	$755.0

(1)   Available-for-sale securities are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited and investments in auction rate securities.
(2)   Cash flow hedges are comprised of natural gas derivative instruments.
Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Accumulated Other Comprehensive Income (Loss)
(in millions of US dollars)
(unaudited)

		Net	Unrealized
	Net	unrealized	foreign
	unrealized	losses on	exchange
	gains	derivatives	losses on self-
	on available-	designated as	sustaining
	for-sale	cash flow	foreign
(Net of related income taxes)	securities	hedges	operations	Total

Accumulated other comprehensive income (loss), December 31, 2008	$761.8	$(100.6)	$(3.3)	$657.9
Increase (decrease) for the three months ended March 31, 2009	73.7	(36.6)	(0.1)	37.0

Accumulated other comprehensive income (loss), March 31, 2009	$835.5	$(137.2)	$(3.4)	$694.9

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2009
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.	Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these interim condensed consolidated financial statements are consistent with those used in the preparation of the 2008 annual consolidated financial statements, except as described below.
These interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2008 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
Goodwill and Intangible Assets
In February 2008, the Canadian Institute of Chartered Accountants (“CICA”) issued Section 3064, “Goodwill and Intangible Assets”, which replaces Section 3062, “Goodwill and Other Intangible Assets”, and Section 3450, “Research and Development Costs”. The purpose of this section is to provide more specific guidance on the recognition of internally developed intangible assets, and requires that research and development expenditures be evaluated against the same criteria as expenditures for intangible assets. The section substantially harmonizes Canadian standards with International Financial Reporting Standards (“IFRSs”) and applies to annual and interim financial statements relating to fiscal years beginning on or after October 1, 2008.
Also in February 2008, the CICA amended portions of Section 1000, “Financial Statement Concepts”, which the CICA concluded permitted deferral of costs that did not meet the definition of an asset. The amendments apply to annual and interim financial statements relating to fiscal years beginning on or after October 1, 2008.
The implementation of these standards, which the company adopted effective January 1, 2009, did not have a material impact on the company’s consolidated financial statements.
2.	Credit Facility
Effective January 21, 2009, the company’s 364-day credit facility was amended to increase available borrowings to $1,500.0 and to extend the maturity date to May 28, 2010. The amount available under the credit facility was again increased on March 5, 2009 to $1,850.0. As the credit facility was extended for a period greater than one year, draws made under it during the first quarter of 2009 have been classified as long-term debt obligations. Outstanding borrowings at March 31, 2009 were $555.0. Draws of $1,000.0 under this pre-amended facility at December 31, 2008 were classified as short-term. Since the facility matures in May 2010, any amounts outstanding at June 30, 2009 will be classified as current.
3.	Income taxes
The company’s income tax provision was a recovery of $113.1 for the three months ended March 31, 2009 as compared to an expense of $171.8 for the same period last year. The effective tax rate for the three months ended March 31, 2009 was ‑58 percent compared to 23 percent for the first three months of 2008.
The provision for first-quarter 2009 included:
•   A future income tax recovery of $119.2 for a tax rate reduction resulting from an internal reorganization.
•   A current income tax recovery of $47.6 that related to an increase in permanent deductions in the US from prior years, which will have a positive impact on cash.
The provision for first-quarter 2008 included:
•   The benefit of a scheduled one and a half percentage point reduction in the Canadian federal income tax rate applicable to resource companies along with the elimination of the one percent surtax.
•   A future income tax recovery of $42.0 that related to an increase in permanent deductions in the US from prior years.
•   No tax expense on the $25.3 gain that resulted from the change in fair value of the forward purchase contract for shares in Sinofert Holdings Limited (“Sinofert”) as the gain was not taxable.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2009
(in millions of US dollars except share and per-share amounts)
(unaudited)
4.	Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended March 31, 2009 of 295,232,000 (2008 — 315,662,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended March 31, 2009 was 303,324,000 (2008 — 326,081,000).
5.	Segment Information
The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended March 31, 2009

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$269.2	$329.9	$323.4	$—	$922.5
Freight	6.7	18.2	12.7	—	37.6
Transportation and distribution	3.6	8.4	15.0	—	27.0
Net sales — third party	258.9	303.3	295.7	—
Cost of goods sold	92.3	294.5	241.5	—	628.3
Gross margin	166.6	8.8	54.2	—	229.6
Depreciation and amortization	7.5	39.0	25.3	2.2	74.0
Inter-segment sales	—	—	5.8	—	—

	Three Months Ended March 31, 2008

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$796.2	$513.2	$581.2	$—	$1,890.6
Freight	55.3	32.1	15.0	—	102.4
Transportation and distribution	11.4	8.0	12.9	—	32.3
Net sales — third party	729.5	473.1	553.3	—
Cost of goods sold	214.9	317.1	367.9	—	899.9
Gross margin	514.6	156.0	185.4	—	856.0
Depreciation and amortization	22.8	32.6	22.6	1.9	79.9
Inter-segment sales	—	4.2	42.0	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2009
(in millions of US dollars except share and per-share amounts)
(unaudited)
6.	Pension and Other Post-Retirement Expenses

Defined Benefit Pension Plans	Three Months Ended
	March 31
	2009	2008

Service cost	$4.3	$3.8
Interest cost	11.1	10.0
Expected return on plan assets	(9.6)	(13.0)
Net amortization and change in valuation allowance	7.1	2.1

Net expense	$12.9	$2.9

Other Post-Retirement Plans	Three Months Ended
	March 31
	2009	2008

Service cost	$1.5	$1.4
Interest cost	4.1	4.0
Net amortization	0.1	0.1

Net expense	$5.7	$5.5

For the three months ended March 31, 2009, the company contributed $5.7 to its defined benefit pension plans, $8.4 to its defined contribution pension plans and $2.4 to its other post-retirement plans. Total 2009 contributions to these plans are not expected to differ significantly from the amounts previously disclosed in the consolidated financial statements for the year ended December 31, 2008.
7.	Other Income

	Three Months Ended
	March 31
	2009	2008

Share of earnings of equity investees	$37.9	$23.4
Gain on forward purchase contract for shares in Sinofert	—	25.3
Other	(2.9)	6.3
Provision for auction rate securities	—	(43.1)

	$35.0	$11.9

8.	Subsequent Event
In April 2009, the company settled an arbitration it instituted against an investment bank that purchased auction rate securities with a par value of $132.5 for the company’s account without the company’s authorization. The investment bank has agreed to pay the company the full par value of $132.5 in exchange for the transfer of the auction rate securities to the investment bank. The company will retain all interest paid and accrued on these securities through the date of the transfer of the securities to the investment bank. The company will also be reimbursed by the investment bank for $3.0 of the company’s legal costs. Prior to the settlement, the company had recognized in income a loss of $115.3 related to these unauthorized securities placed in its account. In April 2009, the company will recognize a gain in the same amount to account for the settlement of this arbitration.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2009	2008

Potash Operating Data
Production (KCl Tonnes — thousands)	1,040	2,526
Shutdown weeks	38.9	—
Sales (tonnes — thousands)
Manufactured Product
North America	133	967
Offshore	341	1,569

Manufactured Product	474	2,536

Potash Net Sales
(US $ millions)
Sales	$269.2	$796.2
Less: Freight	6.7	55.3
Transportation and distribution	3.6	11.4

Net Sales	$258.9	$729.5

Manufactured Product
North America	$85.4	$291.6
Offshore	168.0	432.0
Other miscellaneous and purchased product	5.5	5.9

Net Sales	$258.9	$729.5

Potash Average Price per MT
North America	$639.91	$301.36
Offshore	$493.03	$275.36

Manufactured Product	$534.35	$285.28

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2009	2008

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	236	530
P2O5 Operating Rate	40%	89%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	96	259
Fertilizer — Solid phosphates	270	267
Feed	114	214
Industrial	116	192

Manufactured Product	596	932

Phosphate Net Sales
(US $ millions)
Sales	$329.9	$513.2
Less: Freight	18.2	32.1
Transportation and distribution	8.4	8.0

Net Sales	$303.3	$473.1

Manufactured Product
Fertilizer — Liquid phosphates	$44.1	$94.9
Fertilizer — Solid phosphates	92.6	176.3
Feed	68.5	95.5
Industrial	94.6	91.2
Other miscellaneous and purchased product	3.5	15.2

Net Sales	$303.3	$473.1

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$457.62	$365.97
Fertilizer — Solid phosphates	$342.75	$659.64
Feed	$603.39	$446.90
Industrial	$817.50	$474.90

Manufactured Product	$503.25	$491.12

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2009	2008

Nitrogen Operating Data
Production (N Tonnes — thousands)	668	720
Average Natural Gas Cost per MMBtu	$3.68	$6.72
Sales (tonnes — thousands)
Manufactured Product
Ammonia	479	474
Urea	395	297
Nitrogen solutions/Nitric acid/Ammonium nitrate	386	555

Manufactured Product	1,260	1,326

Fertilizer sales tonnes	580	439
Industrial/Feed sales tonnes	680	887

Manufactured Product	1,260	1,326

Nitrogen Net Sales
(US $ millions)
Sales	$323.4	$581.2
Less: Freight	12.7	15.0
Transportation and distribution	15.0	12.9

Net Sales	$295.7	$553.3

Manufactured Product
Ammonia	$90.9	$240.6
Urea	121.6	131.9
Nitrogen solutions/Nitric acid/Ammonium nitrate	73.0	130.7
Other miscellaneous and purchased product	10.2	50.1

Net Sales	$295.7	$553.3

Fertilizer net sales	$144.2	$160.7
Industrial/Feed net sales	141.3	342.5
Other miscellaneous and purchased product	10.2	50.1

Net Sales	$295.7	$553.3

Nitrogen Average Price per MT
Ammonia	$189.74	$507.43
Urea	$308.10	$444.77
Nitrogen solutions/Nitric acid/Ammonium nitrate	$189.29	$235.35

Manufactured Product	$226.69	$379.47

Fertilizer average price per MT	$248.72	$366.34
Industrial/Feed average price per MT	$207.90	$385.95

Manufactured Product	$226.69	$379.47

Exchange Rate (Cdn$/US$)

	2009	2008

December 31		1.2246
March 31	1.2602	1.0279
First-quarter average conversion rate	1.2353	1.0044

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.	EBITDA AND ADJUSTED EBITDA
Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended
	March 31
	2009	2008

Net income	$308.3	$566.0
Income taxes	(113.1)	171.8
Interest expense	23.2	11.2
Depreciation and amortization	74.0	79.9

EBITDA	292.4	828.9
Provision for auction rate securities	—	43.1

Adjusted EBITDA	$292.4	$872.0

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, and impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the non-cash charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.	CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended
	March 31
	2009	2008

Cash flow prior to working capital changes(1)	$182.9	$625.5

Changes in non-cash operating working capital
Accounts receivable	137.4	(211.4)
Inventories	60.6	(123.1)
Prepaid expenses and other current assets	(26.8)	(24.2)
Accounts payable and accrued charges	(255.4)	175.5

Changes in non-cash operating working capital	(84.2)	(183.2)

Cash provided by operating activities	$98.7	$442.3

Free cash flow (2)	$(194.4)	$250.5
Additions to property, plant and equipment	366.1	196.5
Purchase of long-term investments	—	174.5
Other assets and intangible assets	11.2	4.0
Changes in non-cash operating working capital	(84.2)	(183.2)

Cash provided by operating activities	$98.7	$442.3

(1)   The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.
(2)   The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, purchases of long-term investments, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.